Exhibit 23.4

Assentsure PAC UEN – 201816648N 180B Bencoolen Street 03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated February 14, 2025, in this Registration Statement on Post-Effective Amendment No. 1 to Form F-1 (no. 333-282 900), with respect to the consolidated financial statements of BloomZ Inc. and its subsidiary for the year ended September 30, 2024, appearing in it annual report on Form 20-F for the year ended September 30, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Assentsure PAC

Singapore

April 16, 2025